SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                ----------------

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              China Agritech, Inc.
                                (NAME OF ISSUER)

                         Common Stock, $0.001 par value
                         (TITLE OF CLASS OF SECURITIES)

                                    16937A101
                                 (CUSIP NUMBER)

                                ___________, 2007
             (Date of Event which requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ] Rule 13d-1(b)
                  [x] Rule 13d-1(c)
                  [ ] Rule 13d-1(d)

                                    (Page 1 of 15 Pages)
------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 16937A101                    13G                    Page 2 of 15 Pages


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Advisory Partners
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          New York
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,593,695
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,593,695
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,593,695
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          6.45%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN; IA
--------------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 16937A101                    13G                    Page 3 of 15 Pages


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners I
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          New York
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,102,873
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,102,873
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,102,873
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          4.47%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
--------------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 16937A101                    13G                    Page 4 of 15 Pages


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Philip J. Hempleman
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,593,695
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,593,695
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,593,695
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          6.45%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               IN
--------------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 16937A101                    13G                    Page 5 of 15 Pages


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Offshore Fund Ltd.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          British Virgin Islands
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    471,322
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    471,322
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          471,322
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.91%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               CO
--------------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 16937A101                    13G                    Page 6 of 15 Pages


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Fund II, L.P.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    730,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    730,000
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          730,000
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.96%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
--------------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 16937A101                    13G                    Page 7 of 15 Pages


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Institutional Fund, L.P.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    372,873
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    372,873
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          372,873
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.51%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
--------------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 16937A101                    13G                    Page 8 of 15 Pages


ITEM 1(a).  NAME OF ISSUER:

      The name of the issuer is China Agritech, Inc. (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               Room 301 No. 11 Building No. 1 Zone of Future Business Center,
              1st Street of Wuliqiao Road , Chaoyang District, Beijing 100024

ITEM 2(a).  NAME OF PERSON FILING:

      This statement is filed by:
      (i) Ardsley Partners Fund II, L.P., a Delaware limited partnership ("AP II"), with respect to the shares of Common Stock (defined in Item 2(d) below) directly owned by it;
      (ii) Ardsley Partners Institutional Fund, L.P., a Delaware limited partnership ("Ardsley Institutional"), with respect to the shares of Common Stock directly owned by it;
      (iii) Ardsley Offshore Fund Ltd., a British Virgin Islands Corporation ("Ardsley Offshore"), with respect to the shares of Common Stock directly owned by it;
      (iv) Ardsley Advisory Partners, a New York general partnership ("Ardsley") which serves as Investment Manager of Ardsley Offshore, and as Investment Adviser of AP II, Ardsley Institutional and certain managed accounts, with respect to the Common Stock directly owned by Ardsley Offshore, AP II, Ardsley Institutional and the managed accounts;
      (v) Ardsley Partners I, a New York general partnership ("Ardsley Partners") which serves as General Partner of Ardsley, AP II and Ardsley Institutional; and
      (vi) Philip J. Hempleman ("Mr. Hempleman"), the managing partner of Ardsley and of Ardsley Partners and may, by virtue of his position as managing partner, be deemed to have power to direct the voting and disposition of the Common Stock held or controlled by Ardsley, Ardsley Partners, AP II, Ardsley Institutional, Ardsley Offshore and the managed accounts. Mr. Hempleman disclaims beneficial ownership of the Common Stock reported herein, other than the portion of such shares which relates to his individual economic interest in AP II.

             The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
     The address of the business office of each of the Reporting Persons, with the exception of Ardsley Offshore is 262 Harbor Drive, Stamford, Connecticut 06902.

     The address of the business office of Ardsley Offshore is Romasco Place, Wickhams Cay 1, Roadtown Tortola, British Virgin Islands.

ITEM 2(c).  CITIZENSHIP:
     Ardsley and Ardsley Partners are New York general partnerships. AP II and Ardsley Institutional are Delaware limited partnerships. Ardsley Offshore is a British Virgin Islands Corporation. Mr. Hempleman is a United States Citizen.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.001 par value ("Common Stock")

ITEM 2(e).  CUSIP NUMBER:  16937A101

CUSIP No. 16937A101                    13G                    Page 9 of 15 Pages


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ]  Broker or dealer registered under Section 15 of the Act

          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act

          (c) [ ]  Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see item 7

          (h) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

CUSIP No. 16937A101                    13G                   Page 10 of 15 Pages

ITEM 4.   OWNERSHIP.

      A.    Ardsley Advisory Partners
            (a)  Amount beneficially owned: 1,593,695
            (b) Percent of class: 6.45% (The percentages used herein and in the rest of Item 4 are calculated based upon the 24,699,615 shares of Common Stock issued and outstanding as per the Company's Form 10-Q for the period ended September 30, 2007 as filed on November 14, 2007.)
            (c)  (i)    Sole Power to vote or direct the vote: -0-
                 (ii)   Shared power to vote or direct the vote: 1,593,695
                 (iii)  Sole power to dispose or direct the disposition: -0-
                 (iv)   Shared power to dispose or direct the disposition:
                        1,593,695

      B. Ardsley Partners I
            (a)  Amount beneficially owned: 1,102,873
            (b)  Percent of class: 4.47%
            (c)  (i)    Sole Power to vote or direct the vote: -0-
                 (ii)   Shared power to vote or direct the vote: 1,102,873
                 (iii)  Sole power to dispose or direct the disposition: -0-
                 (iv)   Shared power to dispose or direct the disposition:
                        1,102,873

      C. Philip J. Hempleman
            (a)  Amount beneficially owned: 1,593,695
            (b)  Percent of class: 6.45%
            (c)  (i)    Sole Power to vote or direct the vote: 0
                 (ii)   Shared power to vote or direct the vote: 1,593,695
                 (iii)  Sole power to dispose or direct the disposition: 0
                 (iv)   Shared power to dispose or direct the disposition:
                        1,593,695

      D.    Ardsley Offshore Fund Ltd.
            (a)  Amount beneficially owned: 471,322
            (b)  Percent of class: 1.91%
            (c)  (i)    Sole Power to vote or direct the vote: -0-
                 (ii)   Shared power to vote or direct the vote: 471,322
                 (iii)  Sole power to dispose or direct the disposition: -0-
                 (iv)   Shared power to dispose or direct the disposition:
                        471,322

      E.    Ardsley Partners Fund II, L.P.
            (a)  Amount beneficially owned: 730,000
            (b)  Percent of class: 2.96%.
            (c)  (i)    Sole Power to vote or direct the vote: -0-
                 (ii)   Shared power to vote or direct the vote: 730,000
                 (iii)  Sole power to dispose or direct the disposition: -0-
                 (iv)   Shared power to dispose or direct the disposition:
                        730,000

      F.    Ardsley Partners Institutional Fund, L.P.
            (a)  Amount beneficially owned: 372,873
            (b)  Percent of class: 1.51%
            (c)  (i)    Sole Power to vote or direct the vote: -0-
                 (ii)   Shared power to vote or direct the vote: 372,873
                 (iii)  Sole power to dispose or direct the disposition: -0-
                 (iv)   Shared power to dispose or direct the disposition:
                        372,873

CUSIP No. 16937A101                    13G                   Page 11 of 15 Pages


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
      Not applicable.


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Ardsley, the Investment Manager of Ardsley Offshore and the Investment Adviser of certain managed accounts, has the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by Ardsley Offshore and the managed accounts, and accordingly may be deemed the direct "beneficial owner" of such shares of Common Stock.

      Ardsley, the Investment Adviser of AP II and Ardsley Institutional, shares the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by AP II and Ardsley Institutional, and, accordingly, may be deemed the direct "beneficial owner" of such shares of Common Stock.

      Ardsley Partners, the General Partner of AP II and Ardsley Institutional, shares the power to vote and direct the disposition of the shares of Common Stock owned by AP II and Ardsley Institutional, and, accordingly, may be deemed the direct "beneficial owner" of such shares of Common Stock.

      Mr. Hempleman is the Managing Partner of Ardsley and Ardsley Partners and in that capacity directs their operations and therefore may be deemed to be the indirect "beneficial owner" of the shares of Common Stock owned by Ardsley Offshore, AP II, Ardsley Institutional and the managed accounts.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))

          By signing below I certify, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 16937A101                    13G                   Page 12 of 15 Pages

                            SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED: as of February 14, 2008


                              ARDSLEY PARTNERS FUND II, L.P.
                              BY:  ARDSLEY PARTNERS I,
                                   GENERAL PARTNER


                              BY:/s/ STEVE NAPOLI
                                 ----------------
                                  Steve Napoli
                                  General Partner



                              ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                              BY:  ARDSLEY PARTNERS I,
                                   GENERAL PARTNER


                              BY:/s/ STEVE NAPOLI
                                 ----------------
                                  Steve Napoli
                                  General Partner



                              ARDSLEY OFFSHORE FUND LTD.


                               BY:/s/ NEIL GLASS
                                 ----------------
                                   Neil Glass
                                   Director



                              ARDSLEY ADVISORY PARTNERS
                              By:  ARDSLEY PARTNERS I
                                   GENERAL PARTNER


                              BY:/s/ STEVE NAPOLI
                                 ----------------
                                  Steve Napoli
                                  General Partner

CUSIP No. 16937A101                    13G                   Page 13 of 15 Pages




                               ARDSLEY PARTNERS I


                              BY:/s/ STEVE NAPOLI
                                 ----------------
                                  Steve Napoli
                                  General Partner



                              PHILIP J. HEMPLEMAN, INDIVIDUALLY


                              BY:/s/ STEVE NAPOLI*
                                 ----------------
                                  Steve Napoli
                                  As attorney in fact for
                                  Philip J. Hempleman

* Evidence of Power of Attorney was filed with the Schedule 13G filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.

CUSIP No. 16937A101                    13G                   Page 14 of 15 Pages

                                    EXHIBIT 1
               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of February 14, 2008



                              ARDSLEY PARTNERS FUND II, L.P.
                              BY:  ARDSLEY PARTNERS I,
                                   GENERAL PARTNER


                              BY:/s/ STEVE NAPOLI
                                 ----------------
                                  Steve Napoli
                                  General Partner


                              ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                              BY:  ARDSLEY PARTNERS I,
                                   GENERAL PARTNER


                              BY:/s/ STEVE NAPOLI
                                 ----------------
                                  Steve Napoli
                                  General Partner


                              ARDSLEY OFFSHORE FUND LTD.


                              BY:/s/ NEIL GLASS
                                 --------------
                                  Neil Glass
                                  Director



                              ARDSLEY ADVISORY PARTNERS
                              By:  ARDSLEY PARTNERS I
                                   GENERAL PARTNER


                              BY:/s/ STEVE NAPOLI
                                 ----------------
                                  Steve Napoli
                                  General Partner

CUSIP No. 16937A101                    13G                   Page 15 of 15 Pages


                              ARDSLEY PARTNERS I


                              BY:/s/ STEVE NAPOLI
                                 ----------------
                                  Steve Napoli
                                  General Partner



                              PHILIP J. HEMPLEMAN, INDIVIDUALLY


                              BY:/s/ STEVE NAPOLI*
                                 ----------------
                                  Steve Napoli
                                  As attorney in fact for
                                  Philip J. Hempleman






* Evidence of Power of Attorney was filed with the Schedule 13G filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.